UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 17, 2003

LIBERATE TECHNOLOGIES

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26565	94-3245315
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Circle Star Way, San Carlos, California	94070-6200
(Address of Principal Executive Offices)	(Zip Code)

Company’s telephone number, including area code: (650) 701-4000

(Former Name or Former Address, if Changed Since Last Report.)

Item 5.  Other Events and Regulation FD Disclosure.

On March 17, 2003, Liberate Technologies announced the following changes to its management in three separate press releases:

•      Liberate’s Board of Directors has appointed David Lockwood as its new chairman of the board and chief executive officer.  Mr. Lockwood will assume the roles of chairman and chief executive officer immediately after the company files its Form 10-K/A for its fiscal year ended May 31, 2002, and its outstanding filings for its 2003 fiscal year.  He will be employed by the company as a strategic advisor until he assumes his executive responsibilities.

•      Patrick P. Nguyen has been named Liberate’s executive vice president of corporate development.  Mr. Nguyen will assume the corporate development role immediately after Liberate files its Form 10-K/A for its fiscal year ended May 31, 2002, and its outstanding filings for its 2003 fiscal year.  He will be employed by the company as a strategic advisor until he assumes his executive responsibilities.

•      Greg Wood has been named Liberate’s executive vice president and chief financial officer.  Mr. Wood will assume the executive vice president and chief financial officer posts immediately after Liberate files its Form 10-K/A for its fiscal year ended May 31, 2002, and its outstanding filings for its 2003 fiscal year.  He will be employed by the company as a strategic advisor until he assumes his executive responsibilities.  Kent Walker, who is currently serving as chief financial officer, has been appointed executive vice president of corporate affairs and will continue to serve as general counsel.

Those statements above that involve expectations or intentions (such as those relating to future management changes) are forward-looking statements, not guarantees of future performance.  Actual results may vary materially due to the uncertain market for video, voice and data services, dependence on a limited number of network operators and equipment providers, limited availability of necessary technology and services, unanticipated research and development or sales and marketing expenses, potential software problems, evolving accounting guidance, and other risks outlined in Liberate’s filings with the Securities and Exchange Commission (including its most recent annual report on Form 10-K).

Item 7.  Exhibits

Exhibit Number	Description

99.1	Press release dated March 17, 2003.
99.2	Press release dated March 17, 2003.
99.3	Press release dated March 17, 2003.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERATE TECHNOLOGIES

Date: March 17, 2003	By:	/s/ Kent Walker
	Name:	Kent Walker
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated March 17, 2003.
99.2	Press release dated March 17, 2003.
99.3	Press release dated March 17, 2003.